FINAL EXECUTION VERSION

Purchase and Sale Agreement

by and between

Range Resources - Appalachia, LLC

seller

and

EnerVest Institutional Fund XI-A, L.P.

EnerVest Institutional Fund XI-WI, L.P.

CGas Properties, L.P. and EnerVest Operating, L.L.C.

collectively, buyer

EXHIBITS

Exhibit A	Part 1	Leases, Mineral Interests, Easements, Rights-of-Way, Surface Leases, Facilities, Field Offices and Rolling Stock
Exhibit A	Part 2	Wells
Exhibit A	Part 3	Material Contracts
Exhibit A	Part 4	Buyer’s Proportionate Share
Exhibit B	–	Excluded Assets (including the Retained Leases and a list of the conveyed wellbores)
Exhibit C	–	Allocated Values
Exhibit D Exhibit E	–	Form of Assignment(s) and Deed (to include assignment of leases, conveyance of real property for offices and rolling stock) Future Wells
Exhibit F	–	Form of Letter Regarding Operatorship

SCHEDULES

Schedule 6.01(c)	–	Consents
Schedule 6.01(f)	–	Litigation
Schedule 6.01(i)	–	Disputed Production Taxes
Schedule 6.01(j)	–	Royalty Payments
Schedule 6.01(l)	–	Environmental Matters
Schedule 6.01(n)	–	Breaches of Material Contracts
Schedule 6.01(o)	–	AFEs
Schedule 6.01(p)	–	Preferential Purchase Rights
Schedule 6.01(t)	–	Mortgages and Security Interests
Schedule 7.05(a)	–	Seller Bonds
Schedule 7.05(b)	–	Replacement Bonds
Schedule 10.06	–	Suspense Funds

i

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 5th  day of February 2010, by and between Range Resources - Appalachia, LLC, a Delaware limited liability company (“Seller”), and EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“Fund XI-A”), EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“Fund XI-WI”), CGAS Properties, L.P., a Delaware limited partnership (“CGAS”, with Fund XI-A, Fund XI-WI and CGAS collectively called herein “Buyer”) and EnerVest Operating, L.L.C., a Delaware limited liability company (“EVOC”).  Buyer, Seller, and EVOC are sometimes referred to collectively as the “Parties” and, individually, as a “Party.”

WITNESSETH:

WHEREAS, Seller is the owner of the Assets (as defined below); and

WHEREAS, Seller is willing to sell the Assets other than the Buildings to Buyer and Buyer is willing to purchase the Assets (other than the Buildings) from Seller on the terms and conditions set forth in this Agreement; and

WHEREAS, Seller is willing to sell the Buildings to EVOC and EVOC is willing to purchase the Buildings from Seller on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, Buyer, Seller and EVOC agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“1031 Assets” shall have the meaning given that term in Section 14.01(a).

“Accounting Arbitrator” shall have the meaning given that term in Section 10.01(b).

“Additional Assignments” shall have the meaning given that term in Section 9.03(a).

“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.

“AFEs” shall have the meaning given that term in Section 6.01(o).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified.  For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Asset” shall have the meaning given that term in Section 3.03.

“Assets” shall have the meaning given that term in Section 2.02.

“Assignment” shall have the meaning given that term in Section 9.03(a).

“Assumed Obligations” shall have the meaning given that term in Section 12.01.

“Benefit Deductible” shall have the meaning given that term in Section 4.06(a).

“Buildings” shall have the meaning given that term in Section 2.02(j).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which banks in Fort Worth, Texas or Pittsburgh, Pennsylvania are authorized or obligated by Law to close.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Indemnitees” shall mean Buyer and its members, partners, shareholders and Affiliates, and the officers, directors, employees, agents and representatives of all of the foregoing Persons.

“Buyer’s Proportionate Share” shall have the meaning given that term in Section 2.01.

“Buyer’s Title Defect Amount” shall have the meaning given that term in Section 4.03.

“Claim” shall have the meaning given that term in Section 12.10(b).

“Claim Notice” shall have the meaning given that term in Section 12.10(b).

“Closing” shall have the meaning given that term in Section 9.01.

“Closing Date” shall have the meaning given that term in Section 9.01.

“Code” shall have the meaning given that term in Section 14.01(a).

“Condition” shall have the meaning given that term in Section 5.02.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement executed by Buyer dated December 16, 2009.

“Contracts” shall have the meaning given that term in Section 2.02(f).

“Defect Deductible” shall have the meaning given that term in Section 4.06(b).

“Defensible Title” shall have the meaning given that term in Section 4.02.

“Deposit” shall have the meaning given that term in Section 3.02(a).

“Dispute Notice” shall have the meaning given that term in Section 10.01(a).

“Effective Time” shall have the meaning given that term in Section 2.01.

“Environmental Asset Escrow Funds” shall have the meaning given that term in Section 5.04.

“Environmental Defect” shall have the meaning given that term in Section 5.02.

“Environmental Defect Amount” shall have the meaning given that term in Section 5.05.

“Environmental Defect Notice” shall have the meaning given that term in Section 5.03.

“Environmental Defect Property” shall have the meaning given than term in Section 5.03.

“Environmental Examination Period” shall have the meaning given that term in Section 5.01.

“Environmental Indemnity Agreement” shall have the meaning given that term in Section 5.04(a).

“Environmental Laws” shall mean applicable federal and state statutes and regulations and applicable local statutes, regulations and/or ordinances (in each case, as the same have been amended) to protect human health and the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.

“Environmental Permits” shall have the meaning given that term in Section 6.01(l).

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Facilities” shall have the meaning given that term in Section 2.02(c).

“Files” shall have the meaning given that term in Section 2.02(h).

“Final Accounting Statement” shall have the meaning given that term in Section 10.01(a).

“Final Title Defect Amount” shall have the meaning given that term in Section 4.07.

“Future Location” shall mean each well location for the Future Wells, as represented by the maps and information reflecting those drilling locations contained in that data room prepared for Seller by RBC Richardson Barr.

“Future Well” shall mean a well to be drilled in the future as identified on Exhibit E, subject to any restriction to a formation or reservoir set forth on such Exhibit E with respect to such well.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and taken by and allocated to Seller and the amount of Hydrocarbons produced from a Well and allocable to Seller’s interest therein.

“Indemnitee” shall have the meaning given that term in Section 12.10(a).

“Indemnitor” shall have the meaning given that term in Section 12.10(a).

“Interim Period” shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.

“Knowledge” shall mean, with respect to Seller, the actual knowledge (after reasonable investigation and inquiry) of Steve Grose, Jeff Bynum, Mark Acree, Steve Dezenzo and Tim Altier.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning given that term in Section 2.02(a).

“Liabilities” shall mean, except as provided in Section 12.09, any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Like-Kind Exchange” shall have the meaning given that term in Section 14.01(a).

“Lowest Cost Response” shall mean the response allowed under Environmental Laws that a reasonably prudent operator would take to address the Condition to bring it into compliance with applicable Environmental Laws at the lowest reasonable cost (considered as a whole taking into consideration any negative impact such response may have on the operations of the relevant Asset(s)) as compared to any other response that is consistent with and permitted under Environmental Laws.  With regard to soil contamination, Lowest Cost Response shall be based on remediation in place without excavation and removal of soil unless the Condition cannot, under any circumstances, be remediated without excavation and replacement of soil.

 “Material Adverse Effect” shall mean any one or more events, occurrences or circumstances that, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), use, ownership or operation of the Assets, which, taken as a whole, results in a reduction in the value of the Assets of $3,000,000 or more, or any one or more events, occurrences or circumstances that, individually or in the aggregate, materially hinders or impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect:  (a) any effect resulting from the announcement of the transaction(s) contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide including any outbreak of hostilities or war; (c) any effect resulting from a change in Laws from and after the date of this Agreement; (d) any reclassification or recalculation of reserves in the ordinary course of business; (e) any changes in the prices of Hydrocarbons; and (f) any decline in Well performance.

“Material Contract” shall mean any Contract that has or could reasonably be expected to have a material economic impact on the use, ownership or  operation of the Assets (excluding any Leases and any instruments transferring title to any Asset or interest therein that are filed of record in the appropriate public records), including the following:

(a)         any Contract that can reasonably be expected to result in aggregate payments by Seller with respect to the Assets of more than $500,000 during the current or any subsequent calendar year based solely on the terms of the Contract and not on increases in other factors including volumes or revenues;

(b)         any Contract that can reasonably be expected to result in aggregate revenues to Seller with respect to the Assets of more than $500,000 during the current or any subsequent calendar year based solely on the terms of the Contract and not on increases in other factors including volumes or revenues;

(c)         any purchase and sale, exchange, transportation, gathering, treating, processing, refining or similar Contract (in each case) to which Seller is a party with respect to Hydrocarbons from the Assets or to which any of the Assets are subject that (in each case) is not terminable without penalty on 30 days or less notice;

(d)         any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which any of the Assets are subject (whether Seller is the borrower or the lender) and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing;

(e)         any Contract between an Affiliate of Seller and Seller that will not be terminated on or prior to Closing;

(f)          any Contract obligating Seller to sell, acquire, lease, farmout, farmin, grant, convey or otherwise dispose of any of its interests in any of the Assets other than conventional rights of reassignment;

(g)         any operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement, partnership agreement, farmout agreement, farmin agreement, unitization agreement, pooling agreement, plant agreement, injection, repressuring or recycling agreement or other similar agreement;

(h)         any contract or agreement that creates any area of mutual interest with respect to the acquisition of any interest in any oil, gas, minerals, lands or assets;

(i)          any contract or agreement to acquire or shoot seismic; and

(j)          any contract or agreement that evidences a lease or rental of any land, building or other improvements or portion thereof, excluding any oil and gas lease.

 “Mineral Interests” shall have the meaning given that term in Section 2.02(a).

“Non-Assumed Liabilities” shall have the meaning given that term in Section 12.02.

“Operating Expenses” shall mean all operating expenses (including costs of insurance and Production Taxes) and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, (d) obligations with respect to Imbalances and (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Leases and/or Wells, including those held in suspense.

“Overhead Costs” shall mean the amount representing the general and administrative fee charged to working interest owners as set forth in the lease operating expenses statement that would be attributable to Seller’s interest in those Wells operated by Seller for the time period between the Effective Time and the Closing Date.

“Permitted Encumbrances” shall mean any of the following:

(a)         the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve the rights which are to be assigned to Buyer as part of the Assets to the extent that (i) such agreements, instruments and documents do not operate to reduce any net revenue interest of Seller which is to be assigned to Buyer (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable) or increase any working interest of Seller which is to be assumed by Buyer (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable) without a proportionate increase in the corresponding net revenue interest of Seller which is to be assigned to Buyer or (ii) such terms, conditions, restrictions, exceptions, reservations, limitations and other matters are within general industry standards and do not materially adversely affect the ownership, operation or use of any of the Assets;

(b)         any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanic’s, repairman’s, vendor’s, construction, employee’s, contractor’s, operator’s or other similar liens or charges for the payment of expenses arising in the ordinary course of business (in each case that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

(c)         any liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

(d)         any liens or security interests created by Law, reserved in oil and gas leases for royalties, bonuses or rentals or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Seller its interests in the Assets that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

(e)         any obligations or duties affecting the Assets to any municipality or Governmental Authority with respect to any franchise, grant, license or permit and all applicable Laws that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

(f)          any easements, rights of way, servitudes, licenses, permits and other similar rights for the purposes of pipelines, transmission lines, Facilities or other similar fixtures or personalty to the extent the same do not materially interfere with the operation of any of the Assets;

(g)         all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests, house gas rights and other burdens on or deductions from the proceeds of production that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable) or increase any working interest of Seller (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable) without a proportionate increase in the corresponding net revenue interest of Seller;

(h)         preferential rights to purchase or similar agreements;

(i)          Third Party consents to assignments or similar agreements;

(j)          conventional rights of reassignment upon abandonment;

(k)         such Title Defects as Buyer may have waived or for which a remedy is provided at Closing pursuant to Section 4.04;

(l)          all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;

(m)        all Contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements, (in each case) that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable) or increase any working interest of Seller (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable) without a proportionate increase in the corresponding net revenue interest of Seller; and do not otherwise materially adversely affect the ownership, operator or use of any of the Assets.

(n)         the claims described on Schedule 6.01(f) and all Liabilities arising in connection therewith;

(o)         all defects and irregularities affecting the Assets that do not or will not with notice or the passage of time or both (i) operate to reduce any net revenue interest of Seller (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable), increase any working interest of Seller (as set forth in Exhibit A – Part 2 or Exhibit E, as applicable), without a proportionate increase in the corresponding net revenue interest of Seller or (i) otherwise interfere materially with the ownership, operation or use of any of the Assets; and

(p)         any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which the Assets are subject (whether Seller is the borrower or lender) and all related security agreements or similar agreements associated therewith, so long as such Assets are released as security under or from such Contracts on or before the Closing.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Production Taxes” shall mean ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom.

“Properties” shall have the meaning given that term in Section 2.02(b).

“Purchase Price” shall have the meaning given that term in Section 3.01.

“QI” shall have the meaning given that term in Section 14.01(a).

“Retained Files” shall have the meaning given that term in Section 2.02(h).

“Retained Leases” shall have the meaning given that term in Section 2.02(h).

“Retained Obligations” shall have the meaning given that term in Section 12.04(a).

“Seller” shall have the meaning given that term in the preamble.

“Seller Indemnitees” shall mean Seller and its members, partners, shareholders, Affiliates, successors and assigns, and the officers, directors, employees, agents, and representatives of all of the foregoing Persons.

“Subject Preferential Rights” shall have the meaning given that term in Section 4.08.

“Subject Well” shall mean a Well or a Future Well, as the context requires.

“Tax Returns” shall mean all returns, reports, statements and other similar filings with respect to Taxes, and any amendments thereof.

“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, alternative or add-on minimum, ad valorem, property, transfer, real property transfer, value added, sales, use, environmental, excise, withholding, social security, unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Benefit” shall mean any right, circumstance or condition that (a) operates to increase the net revenue interest of the Seller in any Subject Well above that shown on Exhibit A – Part 2 or Exhibit E, as applicable, to the extent not causing a greater than proportionate increase in Seller’s working interest in such Subject Well above that shown in Exhibit A – Part 2 or Exhibit E, as applicable; or (b) to decrease the working interest of Seller in any Subject Well below that shown for such Subject Well in Exhibit A - Part 2 or Exhibit E, as applicable, to the extent the same causes a decrease in Seller’s working interest that is proportionately greater than the decrease in Seller’s net revenue interest below that shown in Exhibit A - Part 2 or Exhibit E, as applicable.

“Title Benefit Amount” shall have the meaning given that term in Section 4.05(b).

“Title Benefit Property” shall have the meaning given that term in Section 4.05(a).

“Title Defect” shall have the meaning given that term in Section 4.02.

 “Title Defect Cure Deadline” shall have the meaning given such term in Section 4.04.

“Title Defect Notice” shall have the meaning given such term in Section 4.03.

“Title Defect Property” shall have the meaning given such term in Section 4.03.

“Title Examination Period” shall have the meaning given that term in Section 4.01.

“Transfer Taxes” shall mean transfer, sales, use, real property transfer, documentary, stamp, retailer occupation and other similar taxes.

“Unit Interests” shall have the meaning given that term in Section 2.02(a).

“Wells” shall have the meaning given that term in Section 2.02(b).

Section 1.02        Interpretation.  Unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.”   The headings and captions contained in this Agreement have been inserted for convenience only and do not modify, explain, enlarge or restrict any of the provisions of this Agreement or its Exhibits.  Preparation of this Agreement has been a joint effort of the Parties and therefore shall not be construed more strictly against one of the Parties than the other.  All references to “Sections” and “Articles” in this Agreement refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument.  The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement or a referenced agreement or instrument as a whole and not to any particular provision of such agreement or instrument. The information included on a schedule or in a disclosure is not limited to the particular section of the Agreement in connection with which the disclosure is made and shall be deemed a disclosure for all purposes under this Agreement if listed on any schedule.

ARTICLE II
ASSETS

Section 2.01       Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement, (a) Buyer agrees to purchase the Assets (less and except the Buildings) from Seller in the respective undivided proportionate shares set forth in Exhibit A, Part 4 (“Buyer’s Proportionate Share”), and Seller agrees to sell, transfer and assign the Assets (less and except the Buildings) to Buyer in each Buyer’s Proportionate Share free and clear of all liens and encumbrances except for Permitted Encumbrances and (b) EVOC agrees to purchase the Buildings from Seller, and Seller agrees to sell, transfer and assign the Buildings to EVOC free and clear of all liens and encumbrances except for Permitted Encumbrances.  If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets (other than the Buildings) shall be transferred from Seller to Buyer and (b) the ownership of the Buildings shall be transferred from Seller to EVOC on the Closing Date but effective as of 7:00 a.m. local time where the Assets are located on January 1, 2010 (the “Effective Time”).

Section 2.02        Assets.  Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Seller’s right, title and interest in and to the following:

(a)         (i) the interest of the lessee under the oil and gas leases more particularly described in Exhibit A – Part 1 (Seller’s interests in such leases, collectively, the “Leases”), (ii) the mineral fee interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests and reversionary interests described in Exhibit A – Part 1 and/or relating to the lands described in any instrument described in Exhibit A – Part 1 (Seller’s interests in the foregoing, the “Mineral Interests”) and (iii) the interests in any units arising on account of the Leases or Mineral Interests having been pooled or unitized into such units (Seller’s interests in such units, the “Unit Interests”);

(b)         all existing oil and gas wells on or attributable to the Leases, Mineral Interests or Unit Interests (Seller’s interests in such wells, including the wells set forth on Exhibit A – Part 2, being collectively referred to as the “Wells”) (the Leases, the Mineral Interests, the Unit Interests and the Wells being collectively referred to as the “Properties”);

(c)         all production facilities, structures, tubular goods, well equipment (including SCADA or other equipment allowing or facilities remote monitoring of the Wells), lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities to the extent appurtenant to, located on, or used primarily in connection with, the Properties including the equipment and rolling stock set forth on Exhibit A – Part 1(collectively, the “Facilities”);

(d)         to the extent transferable, all permits, licenses, servitudes, easements, rights-of-way, surface fee tracts and other surface use agreements to the extent used or held for use in connection with the ownership or operation of the Properties or the Facilities, including those described in Exhibit A – Part 1;

(e)         the Hydrocarbons produced from or attributable to the Properties from and after the Effective Time;

(f)          to the extent transferable, all contracts and agreements to the extent related to the Assets, including the contracts and agreements listed in Exhibit A – Part 3 (collectively, the “Contracts”);

(g)         all Imbalances relating to the Properties;

(h)         all books, records, files (including Lease files, Well files, division order files, accounting files and gas sales, gathering and processing files), muniments of title, title opinions, reports and similar documents and materials held and used solely in connection with the Properties, the Facilities and/or the Contracts (and copies of such items used in connection with the Properties, the Facilities and/or the Contracts, but not solely in connection with the Properties, the Facilities and/or the Contracts), but excluding any of the foregoing to the extent that (i) transfer is restricted by third-party agreement or applicable Law and (ii) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Seller shall not be required to, but shall offer Buyer the opportunity to, provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver of such transfer restriction) (subject to such exclusion, collectively, the “Files”); all other books, records, files and documents, including electronic data and information some of which is stored on the Hartville servers (including, without limitation, any and all geological and geophysical information regarding the Seller’s assets and operations in Pennsylvania, including information regarding its Marcellus Shale leases and prospects) of the Company kept at or stored by personnel in the Company’s Hartville, Ohio, Ravenna or Waynesburg offices shall be the “Retained Files”);

(i)          all Well logs, gravitational data and geological, 2D and/or 3D seismic and other geophysical data, information maps, interpretations and schematics attributable to the Properties (and copies of such items if attributable to the Properties but not solely attributable to the Properties), to the extent that Seller has the right to transfer same to Buyer without the payment of any fee, penalty or other consideration unless Buyer agrees to pay any such fee, penalty or other consideration for such transfer but excluding any of the foregoing to the extent that (i) transfer is restricted by third party agreement or applicable Law and (ii) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Seller shall not be required to, but shall offer Buyer the opportunity to, provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver of such transfer restriction); and,

(j)          The building and land described as located at 125 State Route 43, Hartville, Ohio 44632 (commonly referred to as the Hartville, Ohio office, the building and land at 7952 State Route 44, Ravenna, Ohio 44266 (commonly referred to as the Ravenna office) and the building and land at 6905 Minerva Road, S.E., Waynesburg, Ohio 44688 (commonly referred to as the Waynesburg office and the furniture, fixtures, office equipment, two way radio systems and the license(s) thereto except any and all files and documents concerning the Company and transactions engaged in or entered into by the Company (the “Buildings”);

The Parties recognize that the intent of this Agreement is for Seller to convey to Buyer all of Seller’s right, title and interest in all of the oil and gas wells owned by Seller in the States of Ohio and Michigan and certain oil and gas assets in Pennsylvania together with all of Seller’s rights in the properties associated with such oil and gas wells and the Parties agree that all such properties are included within the definition of Assets, as such term is used in this Agreement, save and except the oil and gas leases owned by the Company in (i) Belmont and Jefferson Counties, Ohio on which there are no producing wells and (ii) Columbiana County, Ohio (the “Retained Leases”) provided that Buyer shall receive a well bore assignment of the currently producing Wells on the Retained Leases in Columbiana County, Ohio limited to the currently producing reservoir.

Section 2.03   Excluded and Reserved Assets.  The Assets do not include, and there is excepted, reserved and excluded from the sale contemplated under this Agreement, the Excluded Assets.  “Excluded Assets” shall mean:

(a)         all corporate, financial, tax and legal records of Seller that relate to Seller’s business generally (including the acquisition, ownership and operation of the Assets) including the Retained Files or that relate to the other Excluded Assets, together with a copy (electronic or otherwise) of all of the Files; provided, however, that the Seller covenants to keep confidential and not use or permit the use by third parties of such data relating to the Assets in a manner that will be disadvantageous to Buyer’s ownership, operation or subsequent transfer of the Assets;

(b)         any trade credits, accounts receivable, proceeds or revenues attributable to the Assets accruing prior to the Effective Time;

(c)         all Hydrocarbons produced from or attributable to the Properties with respect to any periods of time prior to the Effective Time including oil in storage tanks as measured at the Effective Time and natural gas and its constituent products that are downstream of the sales metering point as of the Effective Time, and all proceeds attributable to such production of Hydrocarbons prior to the Effective Time;

(d)         all refunds of costs, Production Taxes or expenses attributable to any periods of time prior to the Effective Time;

(e)         all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(f)          all area-wide permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally, including software license agreements, except to the extent that a transfer or partial transfer of such permits, licenses or authorizations is required for the ownership, operation and subsequent transfer of any Assets and can be effected without cost to the Seller or such cost and expense is paid by Buyer;

(g)         all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;

(h)         subject to the provisions of Section 13.02, all rights, titles, claims and interests of Seller or its Affiliates under any insurance policy or agreement, to any insurance proceeds or to or under any bond or bond proceeds;

(i)          all rights and claims relating to the Assets and attributable to periods of time prior to the Effective Time;

(j)          all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Seller or its Affiliates and their businesses subject to Buyer’s right to the continued use of Seller’s stylized name of logo on lease identification signs for not more than 30 days after the Closing;

(k)         all privileged attorney-client communications and attorney work product other than title opinions related to the Properties;

(l)          all materials and information that cannot be disclosed to the Buyer as a result of confidentiality obligations to third parties;

(m)        all audit rights arising under any of the Contracts with respect to any periods of time prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances;

(n)         all materials, information and analyses developed or prepared in connection with marketing the Assets, including presentations, valuations and bidder lists, and all communications with marketing advisors;

(o)         the rights, titles or interests described in Exhibit B or otherwise expressly retained by Seller under the terms of this Agreement;

(p)         all indenture, mortgage, loan, note, credit, sale-leaseback and similar Contracts, under which Seller is the borrower or the lender and all related security and similar agreements, but expressly excluding any Asset described in Exhibit A;

(q)         all amounts paid by Third Parties to Seller or its Affiliates as overhead for periods of time accruing prior to Closing under any joint operating agreements burdening the Properties;

(r)          the computer network equipment and servers listed as part of Exhibit B; and

(s)         any matter required to be excluded pursuant to the provisions of Section 2.02(h) or Section 2.02(i); and the Retained Leases (less and except Buyer’s rights to the existing Wells on the Retained Leases).

Section 2.04        Revenues and Expenses.  Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses attributable to the Assets for the period of time prior to the Effective Time.  Subject to the provisions of this Agreement and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses attributable to the Assets for the period of time from and after the Effective Time.  All Operating Expenses attributable to the Assets that are:  (a) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall, subject to the provisions of this Agreement and subject to the occurrence of the Closing, be paid by or allocated to Buyer.

ARTICLE III
CONSIDERATION

Section 3.01        Purchase Price.  The total consideration for the purchase, sale and assignment of the Assets by Seller to Buyer is Buyer’s payment to Seller of the sum of $330,000,000.00 (Three Hundred and Thirty million Dollars) (the “Purchase Price”), as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).  The Adjusted Purchase Price less the Deposit shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer to the account of Seller’s parent, Range Resources Corporation, as follows:

Range Resources Corporation
Amegy Bank, N.A.
1807 Ross Avenue, Suite 400
Dallas, Texas 75201

Section 3.02         Deposit.

(a)          Concurrently with the execution and delivery of this Agreement, Buyer has deposited by wire transfer to the account set forth in Section 3.01 in same day funds with Seller the sum of $15,000,000.00 (the “Deposit”).

(b)          If (i) all conditions precedent to the obligations of Buyer set forth in Article VIII have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of:  (A) the failure of Buyer to perform any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct as of the Closing, then, in such event, Seller shall have, as Seller’s sole and exclusive remedy, the right to terminate this Agreement and retain the Deposit, together with all interest earned thereon, as liquidated damages, SELLER WAIVING ALL OTHER RIGHTS, REMEDIES AND DAMAGES THAT IT MAY HAVE IN SUCH EVENT.

(c)          If (i) this Agreement is terminated by the mutual written agreement of Buyer and Seller, (ii) the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.02(b) or (iii) this Agreement is terminated for any reason other than as set forth in Section 3.02(b), then Buyer shall be entitled to the return of, and Seller shall immediately return to Buyer, the Deposit free of any claims by Seller.  Buyer and Seller shall, in that event, have the rights and obligations set forth in Section 11.02.

Section 3.03        Allocated Values.  Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit C.  The “Allocated Value” for any individual asset or group of assets valued together (such single asset or group of assets valued together listed individually in Exhibit C an “Asset”) equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit C and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein.  Buyer and Seller agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting Asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE IV
TITLE MATTERS

Section 4.01        Title Examination Period.  Commencing on the date of the execution of this Agreement and ending on March 23, 2010, at 5:00 p.m. local time where the Assets are located (the “Title Examination Period”), Seller shall, subject to Section 7.01, (a) permit Buyer, and EVOC with respect to the Buildings, and/or their respective representatives to examine, in a reasonable manner, at reasonable times and in Seller’s offices, abstracts of title, title opinions, title files, ownership maps, Property files, assignments, division orders, operating records, agreements (including the Contracts) and all other files and records pertaining to the Assets insofar as same may now be in existence and in the possession of Seller and (b) subject to Third Party operator approval (to the extent applicable and which Seller shall use commercially reasonable efforts to obtain), permit Buyer and EVOC, with respect to the Buildings, and/or their respective representatives, at reasonable times and at Buyer’s and EVOC’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (other than environmental inspections which are covered by Section 5.01).

Section 4.02        Title Defects.  An Asset shall be deemed to have a “Title Defect” if Seller is found to have less than Defensible Title and it is reasonably estimated (a) with respect to an Asset, the Allocated Value of which is less than $150,000, to require an expenditure, or reduce the value of such Asset by an amount, in excess of $5,000 or (b) with respect to an Asset, the Allocated Value of which is greater than $150,000, to require an expenditure, or reduce the value of such Asset by an amount, in excess of $10,000.  For purposes of this Agreement, the term “Defensible Title” shall mean, with respect to all Assets other than the Buildings, such title of Seller that, subject to and except for the Permitted Encumbrances:

(i)           with respect to any Asset other than the Buildings (but limited to any currently producing interval or specified formation or reservoir set forth in the applicable Exhibit):

(A)           entitles Seller to receive not less than the percentage set forth in Exhibit A – Part 2 or Exhibit E, as applicable, as the net revenue interest for such Asset of all Hydrocarbons produced, saved and marketed from such Asset, all without reduction of such interest throughout the duration of the life of such Asset, except (1) as set forth in Exhibit A – Part 2 or Exhibit E, as applicable, (2) decreases in connection with those operations in which Seller may, from and after the date of this Agreement, elect to be a non-consenting co-owner, and (3) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement;

(B)           obligates Seller to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Asset not greater than the working interest for such Asset (shown in Exhibit A – Part 2 or Exhibit E, as applicable), without increase throughout the duration of the life of such Asset, except (1) as set forth in Exhibit A – Part 2 or Exhibit E, as applicable, (2) increases, after the date of this Agreement, resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (3) increases to the extent that they are accompanied by a proportionate increase in Seller’s corresponding net revenue interest (set forth in Exhibit A – Part 2 or Exhibit E, as applicable);

(ii)            is free and clear of all material liens, encumbrances, encroachments, charges, claims, burdens and defects;

(iii)           is deducible from applicable federal, state and county records;

(iv)           is filed of record so as to be sufficient against competing claims of bona fide purchasers for value without notice or other persons entitled to protection of applicable recording laws; and

(v)           permits Seller and its assigns and designees rights of ingress and egress over the Properties for purposes of oil and gas exploration, development, gathering, and production.

Notwithstanding the foregoing, none of the following shall constitute a Title Defect: the loss of or reduction of interest in any Well or other Property following the Effective Time due to: (A) any election or decision made by Seller in accordance with applicable joint operating agreements as permitted under this Agreement; provided, however, Seller shall not make any such election or decision without Buyer’s prior written consent or (B) the expiration of the primary or secondary term of any Lease after the date of this Agreement, except in the event of the failure to make a delay rental payment or other lease maintenance payment.

With respect to the Buildings “Defensible Title” shall mean legal title in fee simple, free and clear of all liens and encumbrances other than Permitted Encumbrances.

Section 4.03        Notice of Title Defects.  If Buyer discovers any Title Defect, Buyer shall promptly notify Seller prior to the expiration of the Title Examination Period.  To be effective, such notice (a “Title Defect Notice”) shall be in writing and shall include (a) a description of the alleged Title Defect(s), (b)  the Assets or group of Assets affected (each “Title Defect Property”), (c)  documentation sufficient to reasonably support and explain the asserted Title Defect(s), and (d) the amount which Buyer reasonably believes to be the amount necessary to remedy the  alleged Title Defect(s) (the “Buyer’s Title Defect Amount”) and the computations and information upon which Buyer’s belief is based.  Subject to Buyer’s rights with respect to any breach by Seller of Section 7.03 or the special warranty of title in the Assignment, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Seller pursuant to a Title Defect Notice delivered to Seller prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes.

Section 4.04        Remedies for Title Defects.  Seller shall have the option, but not the obligation, to attempt to cure any Title Defect prior to five (5) days after the end of the Title Examination Period (the “Title Defect Cure Deadline”).  In the event that any Title Defect is not cured to Buyer’s reasonable satisfaction on or before the Title Defect Cure Deadline, the Final Title Defect Amount (as defined below) shall be included in the calculation described below in Section 4.06 regarding the Defect Deductible.

Section 4.05         Title Benefits.

(a)         Should  Seller discover any Title Benefit on or before the end of the Title Examination Period, Seller shall have the right to notify the Buyer on or before the end of the Title Examination Period, which notice shall include (i) a description of the Title Benefit(s), (ii) the Assets affected (each, a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) documentation sufficient to reasonably support and explain the asserted Title Benefit(s) and (v) the amount by which the Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit(s) and the computations and information upon which such Party’s belief is based.

(b)         With respect to each Title Benefit Property reported under Section 4.05(a), if the net revenue interest of each Title Benefit Property is greater than the net revenue interest stated on Exhibit A – Part 2 or Exhibit E, as applicable, then the Purchase Price shall be determined as set out in Section 4.07.  The amount by which the Purchase Price is increased pursuant to the preceding sentence of this Section 4.05(b) shall be referred to as the “Title Benefit Amount.” Buyer shall have no obligation to Seller with regard to any Title Benefit discovered by Buyer after the Title Examination Period.

Section 4.06   Limitations; Adjustment to Purchase Price for Title Defects and Environmental Defects

(a)         Notwithstanding anything in this Agreement to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Title Defect if the sum of all Final Title Defect Amounts does not exceed One Percent (1%) of the Purchase Price, (ii) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Environmental Defect if the sum of all Environmental Defect Amounts does not exceed One Percent (1%) of the Purchase Price (in the case of either (i) or (ii), such amount being called the “Defect Deductible”); (iii) in the event that the sum of all Final Title Defect Amounts exceeds the Defect Deductible, then the Purchase Price shall be adjusted by the amount by which the sum of all Final Title Defect Amounts exceeds the Defect Deductible; and (iv) in the event that the sum of all Environmental Defect Amounts exceeds the Defect Deductible, then the Purchase Price shall be adjusted by the amount by which the sum of all Environmental Defect Amounts exceeds the Defect Deductible; and (v) any such Purchase Price Adjustment shall be the exclusive right and remedy of Buyer with respect to any Title Defect and/or Environmental Defect and any other title or environmental matter related to the Assets.  Buyer waives any and all other rights or remedies, at Law or in equity, with respect thereto.

(b)         Notwithstanding anything in this Agreement to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Title Benefit if the sum of all Title Benefit Amounts does not exceed one Percent (1%) of the Purchase Price (the “Benefit Deductible”), (ii) in the event that the sum of all Title Benefit Amounts exceeds the Benefit Deductible, then any adjustments to the Purchase Price or other remedies for Title Benefits pursuant to Section 4.05 shall be applicable only to the portion that exceeds the Benefit Deductible, and (iii) Section 4.05 as limited by this Section 4.06 shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Seller with respect to any Title Benefit.

Section 4.07   Final Title Defect Amount.  The Final Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of each Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(a)          if Buyer and Seller agree on the Buyer’s Title Defect Amount or Title Benefit Amount, then that amount shall be the Final Title Defect Amount or Title Benefit Amount;

(b)         if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Final Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)         if the Title Defect represents a discrepancy between (i) the net revenue interest for any Subject Well and (ii) the net revenue interest stated in Exhibit A - Part 2 or Exhibit E, as applicable, and there is not a proportional decrease in working interest then the Parties shall attempt to agree on the Final Title Defect Amount.  If the Parties are unable to agree, then the Final Title Defect Amount shall be determined pursuant to Section 4.07(g) below.

(d)         if the Title Defect represents a discrepancy between (i) the net revenue interest for any Asset and (ii) the net revenue interest stated in Exhibit A – Part 2 or Exhibit E, as applicable and the corresponding working interest decreases proportionally,  then the Final Title Defect Amount shall be the product of the Allocated Value of such affected Asset multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated in Exhibit A – Part 2 or Exhibit E, as applicable;

(e)          if the Title Defect represents an obligation upon, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Final Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Final Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(f)          the Final Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount;

(g)         if Seller and Buyer are unable to agree upon any Title Defect, Final Title Defect Amount or Title Benefit Amount adjustment under this Section 4.07, Seller and Buyer shall, in good faith, mutually agree upon an attorney experienced in oil and gas law licensed to practice law in the State of Ohio and/or Commonwealth of Pennsylvania as the arbiter of the alleged Title Defects and/or Final Title Defect Amount, whose decision on all such matters must be rendered within thirty (30) business days of the date of his or her designation, and will be final and binding on the Parties.  The costs and expenses of the arbitrator shall be shared one-half by Seller and one-half by Buyer.  If any dispute is not resolved by the Closing Date, the Closing Date shall occur as scheduled, and the Parties shall make any adjustments to the Purchase Price that may be necessitated by the resolution of the dispute in connection with the Final Accounting Statement; and

(h)         notwithstanding anything to the contrary in this Section 4.07, the aggregate Final Title Defect Amounts attributable to the effects of all Title Defects upon a Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.08        Preferential Rights To Purchase.  Prior to the Closing, Seller shall use commercially reasonable efforts to comply with all preferential rights to purchase or similar rights relative to the sale of any of the Assets as set forth in Schedule 6.01(p) (the “Subject Preferential Rights”).  Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of the Subject Preferential Rights (other than as set forth in the instrument creating the Subject Preferential Right) in order to satisfy its obligations under this Section 4.08.  In accordance with this Agreement and the applicable Contracts, promptly after the execution of this Agreement, Seller shall deliver by mail written notices of the proposed transfer of any Asset subject to the Subject Preferential Rights to the holders of such Subject Preferential Rights.  Seller shall promptly notify Buyer if any Subject Preferential Right is exercised or if the requisite period has elapsed without said right having been exercised.  If a Third Party who has been offered an interest in any Asset pursuant to a Subject Preferential Right elects, prior to the Closing, to purchase such Asset pursuant to the aforesaid offer, then the Asset or part thereof so affected will be eliminated from the Assets, the Purchase Price will be reduced by the Allocated Value attributable to such Asset and subject to the other terms of this Agreement, the Parties shall proceed to Closing.  Otherwise the Assets shall be conveyed to Buyer at Closing subject to any preferential right to purchase or similar right applicable to the transactions that has not been waived; provided, however, if (i) the holders of one or more of the Subject Preferential Rights have not either waived or exercised such Subject Preferential Rights because the time periods to exercise such Subject Preferential Rights have not expired as of the time Scheduled for Closing hereunder and (ii) the total of the Allocated Values of the Assets subject to such Subject Preferential Rights exceeds 10% of the Purchase Price, then Buyer shall have the right to delay the Closing until such time periods have expired.  If a Third Party elects to purchase any Asset pursuant to a preferential right to purchase or similar right applicable to the transactions after the Closing Date, Buyer shall be obligated to convey such Asset to such Third Party and shall be entitled to the consideration for the sale of such Asset.

Section 4.09       Consents to Assignment.  Prior to Closing, Seller shall use commercially reasonable efforts to obtain all consents set forth in Schedule 6.01(c).  Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such consents other than as set forth in the instrument creating such consent right.  Promptly after execution of this Agreement, Seller shall deliver by mail written requests for such consents to the holders thereof.  If Seller fails to obtain a consent prior to the Closing, and the failure to obtain such consent would cause the assignment of such Asset to Buyer to be void, then the portion of the Asset subject to such failed consent shall be removed from this transaction and the Purchase Price reduced by the Allocated Value thereof.

ARTICLE V
ENVIRONMENTAL

Section 5.01       Environmental Examination Period.  Commencing on the date of the execution of this Agreement and ending March 22, 2010  at 5:00 p.m. local time where the Assets are located (the “Environmental Examination Period”), Seller shall, subject to Third Party operator and surface owner approval (which, upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain, provided that Seller shall not be required to, but shall offer Buyer the opportunity to, provide consideration or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01, permit Buyer and/or its representatives, in a reasonable manner, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable environmental inspections of the Assets; provided however, that Buyer shall not conduct a Phase 2 environmental survey or collect or analyze samples of any media including soil or water without the prior written consent of Seller, which consent shall not be unreasonably withheld.  In the event that Seller consents to and Buyer does conduct a Phase 2 environmental survey or testing of media, Seller reserves the right to collect split samples and have such samples analyzed at its own expense and all reports, analyses, test results, samples and other work product resulting from or relating to such Phase 2 survey shall be provided to Seller and shall be kept confidential and shall not be disclosed by Buyer to any other Person unless required by Law to be disclosed by Buyer, in which case Buyer shall notify Seller in writing reasonably in advance of any such disclosure.

Section 5.02        Environmental Defect.  An Asset shall be deemed to have an “Environmental Defect” if Buyer shows that such Asset is subject to a condition or occurrence constituting a violation of Environmental Laws (a “Condition”) with respect to which the Lowest Cost Response is reasonably estimated to require expenditure in excess of $20,000. In the event the Assets are located on, or use the surface estate of, real property in an area where other commercial activities are or have been conducted, including (but not limited to) oil and gas exploration activities, in no event shall a Condition form the basis for an Environmental Defect unless such Condition directly affects, or results from, an Asset, or the operation of an Asset including the drilling, completion and production operations reasonably anticipated to occur in the future.  Further, each Environmental Defect shall be based on the analysis of each separate Condition as the same results from discrete individual events at a single continuous geographic location, even if multiple Conditions are located on or in close proximity to the same well location or pad, tank battery site, pump, meter or compressor location, pipeline easement, right of way or ditch line of the like.  In no event shall any Condition that was previously remediated pursuant to, and in accordance with, Environmental Law in effect at the time of such remediation, including a former pit or earthen disposal site, whether lined or unlined, form the basis of an Environmental Defect if such Condition did not constitute a violation of an Environmental Law or regulation at the time the Condition was created or resulted from the operations utilizing such pit or disposal site; provided, however, if, as a result of a change in condition or operations utilizing such pit or disposal site subsequent to its prior remediation, a Condition exists, such may form the basis of an Environmental Defect.  Further, no Condition involving naturally occurring radioactive material (“NORM”) shall constitute the basis of an Environmental Defect unless such NORM results in measured radioactivity in excess of (i) a level of 50 µR/hr (50 micro roentgen per hour) and more than 30 piC/gram for Radium 226 and Radium 228 or (ii) applicable Environmental Laws, whichever is more stringent. The fact that a well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a producing well or that such a well should be temporarily abandoned or permanently plugged and abandoned shall not form the basis of a Condition.

Section 5.03        Notice of Environmental Defects.  If Buyer discovers any Environmental Defect, Buyer shall promptly notify Seller within 3 business days of such discovery and, in any event, prior to the expiration of the Environmental Examination Period.  To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (a) a description of the alleged Environmental Defect(s) including the GPS coordinates of the Condition (when available), (b) the Asset(s) affected (each “Environmental Defect Property”), (c) documentation, including any physical measurements or, to the extent permitted by Seller under section 5.01, lab analyses, or photographs sufficient to reasonably support the asserted Environmental Defect(s), (d) the amount which Buyer reasonably believes to be the Lowest Cost Response to cure the alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based, and (e) The Specific Environmental Regulation (and date promulgated) that has been violated.  Any matters that may otherwise constitute Environmental Defects but that are not specifically disclosed to Seller pursuant to an Environmental Defect Notice prior to the expiration of the Environmental Examination Period shall be deemed to have been accepted and waived by Buyer.

Section 5.04        Addressing Environmental Defects Identified Before Closing.   Seller shall have the option, but not the obligation, to attempt to cure any Environmental Defect identified by Buyer prior to Closing.  In the event that any Environmental Defect identified by Buyer before Closing is not cured on or before Closing, Seller may, at its sole election: (a) retain the subject Asset(s) for a period of up to 60 days in order to attempt to cure the Environmental Defect and proceed to Closing with regard to all of the other Assets with the Allocated Value and the assignment for each Environmental Defect Property to be escrowed (collectively the “Environmental Asset Escrow Funds”) and, once any Environmental Defect has been cured, each such Asset which was an Environmental Defect Property shall be conveyed to Buyer, and the Environmental Asset Escrow Funds with respect to such Asset(s) shall be paid to Seller and during such time as the Environmental Defect Property remains the property of Seller, Buyer shall gather and transport the gas produced from each such Environmental Defect Property at its actual cost and market the gas along with the gas produced from the remainder of the Assets; or (b) at Seller’s sole election, Seller may:

(a)       indemnify Buyer against all Liabilities resulting from all such Environmental Defects pursuant to a form mutually agreeable by the Parties (an “Environmental Indemnity Agreement”), in which event (subject to the other terms of this Agreement) the Parties shall proceed to Closing and each Environmental Defect Property shall be conveyed by Seller to Buyer subject to such Environmental Defect, with no payment or settlement at the Closing as a result of such Environmental Defect and no reduction or adjustment to the Purchase Price shall occur;  or

(b)       to the extent the Defect Deductible for Environmental Defects is met as defined in Section 4.06, reduce the Purchase Price by an amount equal to the sum of all Environmental Defect Amounts minus the Defect Deductible, as provided in Section 4.06, in which event (subject to the other terms of this Agreement) the Parties shall proceed to Closing, and Buyer shall pay to Seller the Purchase Price as so adjusted.

Section 5.05          Environmental Defect Amount.  The Environmental Defect Amount shall be determined in accordance with the following terms and conditions:

(a)        if Buyer and Seller agree on the Environmental Defect Amount, then that amount shall be the Environmental Defect Amount;

(b)        if Seller and Buyer are unable to agree upon any Environmental Defect Amount, Seller and Buyer shall, in good faith, designate an attorney experienced in environmental law as it relates to producing oil and gas properties, licensed to practice law in the state or states in which the Environmental Defect Property exists, as the arbiter(s) of the Environmental Defect Value(s) in dispute, whose decision on all such matters must be rendered within fifteen (15) business days of the date of his or her designation, and will be final and binding on all Parties.  To the extent necessary, the Closing shall occur and the affected Assets shall be excluded from the transaction.  The Parties shall close on the affected Assets upon determination of such amounts in accordance with this Section 5.05(b). The costs and expenses of the arbiter shall be shared one-half by Seller and one-half by Buyer; and

Notwithstanding any other term or provision of this Agreement, if the amount by which the Purchase Price is reduced by Environmental Defect Amounts and Final Title Defect Amounts is equal to or exceeds 10% of the Purchase Price, then either Seller or Buyer shall have the right to terminate this Agreement.

Section 5.06        Limitations.  Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Environmental Defect if the sum of all Environmental Defect Amounts and Final Title Defect Amounts does not exceed the Defect Deductible, (b) in the event that the sum of all Environmental Defect Amounts and Final Title Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies for Environmental Defects provided by Seller pursuant to Section 5.04 shall, except for Seller’s breach of any representation with respect to Environmental Laws, be the exclusive right and remedy of Buyer with respect to any Environmental Law, any other environmental matter with respect to the Assets, and Buyer waives any and all other rights, at Law or in equity, with respect thereto.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01   Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

(a)          Organization.  Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation.

(b)         Qualification.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(c)          Authorization / Consents.  The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents.  Subject to compliance with those matters set forth on Schedule 6.01(c) and those consents of Governmental Authorities customarily obtained post-Closing, Seller is not required to (i) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (ii) obtain any consent from any other third party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement, except for those consents the absence of which would not have a Material Adverse Effect.

(d)         Enforceability.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)         Noncontravention. Assuming compliance with all consent requirements, all preferential rights to purchase or similar rights applicable to the transactions contemplated under this Agreement and, if applicable, the release at the Closing of the mortgages and security interests upon the Assets securing Seller’s credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by Seller will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or any Material Contract or require any notice under:  (i) any applicable Law, (ii) the organizational documents of Seller, or any Material Contract of the Seller.

(f)          Litigation.  Except for the claims described on Schedule 6.01(f), there are no suits, actions, litigation, arbitration, mediation, judgments or other proceedings pending, or to Seller’s Knowledge, threatened (i) against Seller that would affect Seller’s ability to perform its obligations hereunder, (ii) which affect, or could reasonably be expected to affect, the Assets.  To Seller's Knowledge, there have been no events, occurrences, facts or circumstances on or with respect to the ownership or operation of the Assets that could give rise to a claim by any Person for property damage, personal or bodily injury or death.

(g)         Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated.

(h)         Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

(i)           Taxes.  (i) All Tax Returns required to be filed by Seller with respect to Production Taxes have been timely filed with the appropriate Governmental Authorities, (ii) such Tax Returns are true and correct in all material respects, (iii) all Production Taxes reported on such Tax Returns that have become due and payable have been duly paid, except to the extent being disputed in good faith, (iv) there are no administrative proceedings or lawsuits pending against Seller or the Assets by any Governmental Authority with respect to such Taxes, and (v) there are no Tax liens (other than Permitted Encumbrances) on any of the Assets.

(j)          Royalty Payments.  Except as noted in Schedule 6.01(j), all shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Leases that have become due and payable by Seller as of the Effective Time have been duly paid other than those funds held in suspense by Seller as described in Section 10.06.  Schedule 10.06 sets forth a description of all funds currently held in suspense by Seller with respect to the Assets including an indication of any such funds that must be escheated to the state.

(k)         Hydrocarbon Sales. (i) Seller is not obligated by virtue of and the Properties are not subject to:  (A) a prepayment arrangement under any Contract for the sale of Hydrocarbons, including any that contains a “take or pay” provision, (B) a production payment, or (C) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Assets or at a price less than the then current market value of such production, and, (ii) Seller is not subject to any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Assets in excess of the Contract requirements.

(l)          Environmental Matters.  Except as noted in Schedule 6.01(l), as of the date of this Agreement, Seller (i) has not received any written notice of violation of any Environmental Laws by any Governmental Authority relating to the Assets where such violation has not been previously cured or otherwise remedied, (ii) to Seller’s knowledge, it has obtained and maintained in effect all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations necessary for the ownership or operation of the Properties ("Environmental Permits"), (iii) to Seller’s knowledge is in material compliance with all applicable Environmental Laws and, to Seller’s knowledge, with all terms and conditions of all Environmental Permits, and all prior instances of noncompliance have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters; (iv) to Seller’s knowledge is not subject to any material violation of Environmental Laws arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof; and (v) is not otherwise aware of any facts, conditions or circumstances in connection with, related to or associated with the Properties or the ownership or operation of any thereof, that could reasonably be expected to give rise to the material violation of an Environmental Law or any claim or assertion that Seller, the Properties or the ownership or operation thereof is not in compliance with Environmental Laws or the terms or conditions of any Environmental Permit.

(m)         Compliance with Laws.

(i)            Seller’s operation of the Assets has been in accordance with all Laws, orders, rules and regulations (other than Environmental Laws) of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation of the Assets, including the production of all Hydrocarbons from the Assets;

(ii)           To Seller’s knowledge, all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to Seller’s ownership or operation of the Assets (other than those required pursuant to Environmental Laws) have been obtained and no violations exist or have been recorded in respect of such certificates, consents, licenses, permits or authorizations; and

(iii)          Since the Effective Time Seller has not received any written notice of any such violation where such violation has not been previously cured or otherwise remedied.

Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 6.01(m) with respect to any matters relating to the environment or Environmental Law.

(n)         Contracts; Leases.  Exhibit A – Part 4 lists all Material Contracts.  Except as set forth on Schedule 6.01(n), (i) Seller has not received any written notice alleging any breach by Seller of any Material Contract, (ii) to Seller's Knowledge, the Material Contracts and the Leases are in full force and effect, (iii) neither Seller nor, to Seller's Knowledge, any other party to the Material Contracts is in default thereunder, and (iv) to Seller’s Knowledge, there exists no state of facts that with notice or the passage of time or both would constitute a default under any Lease, Material Contract, or joint operating agreement.

(o)         AFEs.  Schedule 6.01(o) contains a true and correct list as of the date of this Agreement of all authorities for expenditures, proposals and/or commitments (collectively, “AFEs”) to drill, complete, re-complete, deepen, plug back, plug and abandon or rework Wells, to shoot seismic or perform other geophysical surveys or for capital expenditures with respect to the Assets that have been proposed by any Person having authority to do so other than internal AFEs of Seller not delivered to Third Parties.  For the purposes of this Section 6.01(o), an AFE shall be material if, net to Seller’s interest, such AFE exceeds $75,000 and the activities covered by such AFE have not been paid for and completed by the date of this Agreement.  Except as set forth in Schedule 6.01(o), Seller has not gone or been deemed to have gone “non-consent” or failed to participate in the drilling or reworking of a well, any seismic program, or any other operation which would cause Seller or Buyer to suffer a penalty or lose or forfeit any interests in the Assets.

(p)         Preferential Purchase Rights.  To Seller’s Knowledge, Schedule 6.01(p) sets forth those preferential rights to purchase or similar rights that are applicable to transfers of the Properties in connection with the transactions contemplated under this Agreement.

(q)         Imbalances.  There are no imbalances associated with the Assets.

(r)          Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(s)          Operating Costs.  All costs incurred in connection with the operation of the Properties, other than any costs or charges that are being contested by Seller in good faith, have been fully paid and discharged by Seller, except normal expenses incurred in operating the Properties within the previous sixty (60) days or as to which Seller has not yet been billed.

(t)          Title and Mortgages and Security Interests.  Except as set forth herein, Seller has good and marketable title to the Assets subject to the Permitted Encumbrances.  Schedule 6.01(t) sets forth a list of all mortgages, deeds of trust, security interests and financing statements encumbering the Assets in connection with Seller’s credit facilities, which mortgages, deeds of trust, security interests and financing statements will be released and/or terminated at Closing.

(u)         Future Wells and Future Locations.  None of the Future Wells or Future Locations is or will be subject to the Deep Rights Participation Option held by Marbel Holdco, Inc. pursuant to that certain Purchase and Sale Agreement dated as of June 1, 2004 between Marbel Holdco, Inc., as seller, and Range Resources Corporation, as buyer.

Section 6.02   Representations and Warranties of Buyer.  Each Buyer, severally, but not jointly, with respect to itself, its Proportionate Share of the Assets it is acquiring or, in the case of EVOC, with respect to the Buildings, represents and warrants to Seller as follows:

(a)          Organization.  Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b)         Qualification.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(c)          Authorization/Consents.  The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents.  Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority in order for Buyer to consummate the transactions contemplated by this Agreement.

(d)         Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)          Noncontravention.  Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

(f)          Litigation.  There are no suits, actions or litigation before or by any Governmental Authority that are pending against Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g)         Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

(h)          Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

(i)           Qualifications.  Buyer is and shall continue to be qualified to own and operate the Assets in all jurisdictions where such Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such owner or operator.  Buyer currently has and will continue to maintain lease bonds and any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets. To Buyer’s knowledge, there are no matters or circumstances applicable to Buyer that would preclude or inhibit unconditional approval by Governmental Authorities of the assignment of the Assets from Seller to Buyer.

(j)           Financing.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing.

(k)          Investment.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value of such Assets.  In making the decision to enter into this Agreement and consummate the transactions contemplated under this Agreement, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets and not on Seller.

(l)           Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities.

Section 6.03         Materiality.  For purposes of this Article VI, the term "material" (or any variation thereof) shall mean any matter reasonably anticipated to cost or have an adverse effect on the value, ownership, operation or use of any of the Assets in excess of $500,000.00, net to Seller’s interest in the affected portion of the Assets.

ARTICLE VII
PRE-CLOSING OBLIGATIONS

Section 7.01         Access.  Buyer agrees to release and indemnify the Seller Indemnitees and all co-owners of the Assets from and against any and all Liabilities arising out of or relating to access to Seller’s offices or the Assets by Buyer, its officers, employees, agents, advisors or representatives in connection with this Agreement or any due diligence activity conducted by Buyer or any of its officers, employees, agents, advisors or representatives in connection with the transactions contemplated by this Agreement, except to the extent (i) of Liabilities caused by the sole negligence or willful misconduct of any of the Seller Indemnitees or (ii) of pre-existing Liabilities of Seller merely discovered or disclosed by Buyer’s activities.

Section 7.02         Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Files and the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restrictions on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement and (b) the Excluded Assets).

Section 7.03         Dispositions of Assets.  During the Interim Period, Seller shall not, without the prior consent of Buyer, transfer, farmout, sell, encumber, remove or otherwise dispose of any Assets, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, or (b) sales of equipment for which replacement equipment of at least equal value is obtained.

Section 7.04         Operations during Interim Period.

(a)          During the Interim Period, Seller shall take all reasonable steps, consistent with Seller's past practices, to (i) keep in full force and effect all of Seller’s rights in and to the Assets by the proper payment of rentals, royalties and other sums due and payable under the Leases and the Contracts and by the proper performance of all obligations thereunder, (ii) to the extent that Seller is the operator of any of the Assets, produce, operate and maintain such Assets in compliance with all applicable Laws and as a prudent operator and (iii) pay or cause to be paid when due all expenses incurred by Seller for maintaining, developing and operating the Assets.

(b)          Seller shall not, without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed:  (i) propose, under any joint operating agreement or other agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of $50,000; (ii) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of $50,000 that is proposed by any third party; (iii) enter into any contract with a term in excess of 90 days; (iv) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; (v) waive any right of material value relating to the Assets; (vi) modify or terminate any of the Contracts; (vii) incur any other costs or expenses in connection with the Assets for which Buyer will be responsible if Closing occurs which individually exceeds $50,000 or in the aggregate exceeds $200,000; (viii) materially alter any of the Assets; (ix) take any other actions with respect to the Assets outside of the ordinary course of business, consistent with Seller’s past practices; except in each case of subsections (i) and (ii) above, where such operation is (1) in connection with an AFE listed in Schedule 6.01(o),  (2) in response to an emergency or, (3) necessary to maintain or prevent the termination of a Lease or prevent the loss of other Property; (x) settle any litigation set forth on Schedule 6.01(f) without prior notification to and consent of Buyer.  Buyer acknowledges that Seller owns undivided interests in certain of the Properties comprising the Assets that it does not operate, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

Section 7.05         Governmental Bonds.  Buyer acknowledges that the bonds, letters of credit and guarantees described on Schedule 7.05(a) posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets, are not transferable and will not be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of such bonds, letters of credit and guarantees or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets, such required bonds, letters of credit and guarantees being more particularly described on Schedule 7.05(b).

Section 7.06         Operatorship.  Seller will make no representations or warranties that Buyer will become the operator of the Assets or any portion of the Assets that are currently operated by Seller, as such matter will be controlled by the applicable joint operating agreement(s) and governmental regulations.  Seller will, however, use its reasonable efforts to assist Buyer in any of Buyer's efforts to be elected successor operator of the Assets.

Section 7.07         Notice of Loss.  During the Interim Period, Seller shall promptly notify Buyer of the occurrence of any loss or damage to the Assets, or any part thereof, of which Seller is aware or discovers, exceeding $50,000 with respect to any individual occurrence or $200,000 in the aggregate (in each case) net to Seller's interest.

Section 7.08         Notice of Defaults or Breaches and Right to Cure.During the Interim Period, Buyer shall promptly notify Seller, and Seller shall promptly notify Buyer, of the occurrence of or upon such Party receiving notice or having knowledge of any event which is or could reasonably become a breach or a default of any warranty, representation or obligation of either Party or any warranty or representation that either Party would be obligated to make at Closing under the terms of this Agreement, and the Party in breach (or potentially in breach) shall have not less than 30 days from the receipt of any such notice to take action to cure any such breach or default or to address any such situation or circumstance which could be a breach of a warranty or representation at Closing and, to the extent necessary to allow the Party in, or potentially in, breach such 30 day period right to cure, Closing shall be delayed until such time period has expired.

Section 7.09         Access to Accounting Records.  Beginning on the date of execution of this Agreement through the date of Closing, Seller will make available to Buyer accounting records relating to the Assets, including, without limitation, historical data relating to product revenue, direct operating expenses, depreciation, depletion and amortization beginning with the calendar year 20__.  Additionally, if requested by Buyer, Seller agrees to assist Buyer in obtaining audited revenue, direct operating expense and production information relating to the Assets for a period of up to three (3) years prior to the Closing Date in connection with CGAS Properties, L.P.’s preparation of financial statements required by the Securities and Exchange Commission, provided that the preparation of such audited financial information is not a condition to Closing.  Buyer agrees to pay all auditing fees generated in connection with obtaining such information.

Section 7.10         Hedging Transactions.  Seller shall use its reasonable efforts to enter into, on behalf of and in consultation with Buyer, certain assignable hedging transactions covering production from the Properties as described herein.  Upon execution of this Agreement, representatives from each of Seller and Buyer shall jointly obtain quotations from at least two (2) counterparties chosen by Buyer from the parties with whom Seller has current ISDA agreements for straight swaps for quantities of the future proved developed producing oil and gas reserves attributable to the Assets and for reasonable terms to be provided by Buyer at the time of the execution of the Hedging Transactions.  Upon receipt of oral instructions from the Buyer directing Seller which swaps to enter into and with which counterparty, subject to the indemnities set forth herein, Seller shall use its reasonable efforts to execute, on behalf of and for the benefit and liability of Buyers, such transactions with the counterparty providing the terms acceptable to the Buyers as set forth in such instructions (the “Hedging Transactions”).  Immediately thereafter, Buyers will provide written confirmation to Seller confirming Buyers’ oral instructions.  At Closing, or as soon thereafter as practicable, all such hedging arrangements shall be transferred to or novated in favor of Buyers.  Whether the Closing occurs or not, Buyers shall pay, be responsible for and indemnify and hold Seller harmless from and against any and all costs, expenses and other liabilities arising from or attributable to the Hedging Transactions.  In any event, Seller will liquidate or novated in favor of Buyer (as Buyer’s election) the Hedging Transaction no later than March 31, 2010.  In the event the closing of the transaction contemplated herein has not occurred on or before March 31, 2010 or this Agreement is terminated for any reason prior to the closing of the transactions contemplated herein, Buyers shall indemnify and hold Seller harmless from and against any and all losses, costs, expenses or other liabilities arising from or related to the Hedging Transactions within in ten (10) days after receipt of invoice with respect thereto.

Section 7.11         Employee Matters.  Not later than 14 days prior to Closing, Buyer will provide Seller with a list of employees of Seller who Buyer expects to offer to hire after Closing together with the position, work location and base compensation expected by Buyer to be offered to such employees.  Buyer will also provide Seller with a list of employees Buyer does not expect to offer employment to after Closing.  Buyer agrees that, for a period of 6 months from and after Closing, it will provide to any former employee of Seller hired by Buyer for full-time, long-term employment who is terminated for any reason other than for cause severance benefits equivalent to 6 months of the employee’s base compensation.  Seller agrees to be responsible for the payment of any severance benefits to any employees of Seller terminated by Seller at Closing who are not offered full-time, long-term employment with Buyer.  Buyer shall not be required to pay severance benefits to any employees of Seller to whom Seller pays severance benefits.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01         Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)          Representations.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby;

(b)          Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

(c)          Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)          Execution and Delivery of Closing Documents.  Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

(e)          Performance Bonds.  Buyer shall have obtained, or caused to be obtained, in the name of Buyer or its designee, replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.

(f)           Officer’s Certificate.  Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer dated as of Closing, certifying on behalf of Buyer that, to the best of his or her knowledge, the conditions set forth in Section 8.01(a) and (b) above have been fulfilled.

(g)          No Prior Termination.  This Agreement has not been previously terminated by either Party pursuant to the provisions hereof.

Section 8.02         Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)          Representations.  The representations and warranties contained in Section 6.01(a), (b), (c), (g) and (t) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) in all respects and (ii) all of the other representations and warranties of Seller set forth in this Agreement (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b)          Performance.  Seller shall have performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

(c)          Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)          Execution and Delivery of Closing Documents.  Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

(e)          Officer’s Certificate.  Seller shall have delivered to Buyer a certificate of an authorized officer of Seller dated as of Closing, certifying on behalf of Seller that, to the best of his or her knowledge, the conditions set forth in Section 8.02(a) and (b) above have been fulfilled.

(f)           No Prior Termination.  This Agreement has not been previously terminated by either Party pursuant to the provisions hereof.

(g)          No Material Adverse Effect.  No Material Adverse Effect shall have occurred.

ARTICLE IX
CLOSING

Section 9.01         Time and Place of Closing.  If the conditions to Closing in this Agreement have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Seller located at 100 Throckmorton, Suite 1200, Fort Worth, Texas  76102, at 10:00 a.m., local time.  The day on which the Closing occurs (the “Closing Date”) shall be on or before March 30th, 2010, or such earlier or later date as is mutually agreed by the Parties or determined under the terms of this Agreement.

Section 9.02         Adjustments to Purchase Price at Closing.

(a)          At the Closing, the Purchase Price shall be increased by the Seller’s estimate (as set forth in a statement delivered by Seller to Buyer not later than 5 business days prior to Closing) of the following amounts:

(i)           the sum of all Title Benefit Amounts in excess of the Title Benefit Deductible;

(ii)          any other amount provided for in this Agreement or agreed upon by Seller and Buyer to be used to adjust the Purchase Price at Closing.

(b)          At the Closing, the Purchase Price shall be decreased by the Seller’s estimate (as set forth in a statement delivered by Seller to Buyer not later than 5 days prior to Closing) of the following amounts:

(i)           in accordance with Section 4.06, the amount (if any) by which the aggregate sum of all Final Title Defect Amounts exceeds the Defect Deductible;

(ii)          in accordance with Section 5.03, the amount (if any) by which the aggregate sum of all Environmental Defect Amounts exceeds the Defect Deductible;

(iii)         the Allocated Value of any Assets removed from the transaction pursuant to Section 4.08, Section 4.09 or Section 5.04;

(iv)         the amount representing suspended funds determined pursuant to Section 10.06;

(v)          the amount provided for in Section 13.02(c);

(vi)         any downward adjustment for Taxes as determined pursuant to Section 10.08; and

(vii)        any other amount provided for in this Agreement or agreed upon by Seller and Buyer to be used to adjust the Purchase Price at Closing.

Section 9.03          Actions of Seller at Closing.  At the Closing, Seller shall:

(a)          execute, acknowledge and deliver to Buyer the Conveyance, Assignment and Bill of Sale, substantially in the form of Exhibit D (the “Assignment”) which Assignment shall provide for a special warranty of title by through and under Seller but not otherwise, and such other conveyances, assignments, transfers, bills of sale and other instruments, whether state or federal, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary or desirable to convey ownership, title and possession of the Assets to Buyer (the “Additional Assignments”);

(b)          deliver to Buyer an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of the Code;

(c)          deliver to Buyer releases and/or terminations of any mortgages, deeds of trust, security interests and financing statements applicable to the Assets securing Seller’s credit facilities, including those listed on Schedule 6.01(t);

(d)          for Wells of which Seller or its Affiliate is the designated operator, execute and deliver to Buyer:  (i) a validly executed blanket transfer forms designating Buyer as operator of the Wells with the States of Ohio and Michigan and (ii) any other forms or documents required to designate Buyer as operator of those Wells;

(e)          execute and deliver to Buyer letters in lieu of transfer or division orders;

(f)          execute and deliver to Buyer the certificate described in Section 8.02(e);

(g)         execute and deliver to Buyer a Transition Agreement in a form mutually acceptable to Seller and;

(h)         except as otherwise provided in Section 10.03, deliver possession of the Assets to Buyer;

(i)           For each Property included in the Assets for which Seller is the operator, Seller shall execute and deliver to Buyer, in the form of Exhibit F, letters addressed to each of the non-operating working interest owners of such Property, pursuant to which (1) Seller resigns as operator, (2) Seller proposes a vote for the election of a new operator pursuant to the terms of the applicable operating agreement and (3) Seller recommends to such non-operating working interest owners that they vote in favor of Buyer as the new operator; and

(j)           execute, acknowledge and deliver any other agreements that are provided for under this Agreement or are necessary or desirable to effectuate the transactions contemplated by this Agreement.

Section 9.04         Actions of Buyer at Closing.  At the Closing, Buyer shall:

(a)          execute and acknowledge the Assignment and such Additional Assignments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets and any Third Party Seismic Data to Buyer;

(b)         deliver to Seller the Adjusted Purchase Price less the Deposit by wire transfer as set forth in Section 3.01;

(c)          execute and deliver to Seller the certificate described in Section 8.01(f); and

(d)         execute, acknowledge and deliver any other agreements provided for under this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Section 9.05         Obligation to Close.  Buyer shall have the right to specific performance in the event of breach by Seller of its obligation to perform its Closing obligations in Section 9.03, upon satisfaction of the conditions to Closing set forth in Section 8.01.  Seller’s sole remedy in the event of breach by Buyer of its obligation to perform its Closing obligations in Section 9.04, upon satisfaction of the conditions to Closing set forth in Section 8.02, shall be the retention of the Deposit, all other damages, rights and remedies being waived by Seller.  IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, AS A RESULT OF BREACH OF A PARTY’S CLOSING OBLIGATIONS.

ARTICLE X
POST-CLOSING OBLIGATIONS

Section 10.01       Post-Closing Adjustments to Purchase Price; Accounting Disputes.

(a)          Seller shall prepare within 90 days after the Closing Date and furnish to Buyer a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in Articles IV, V, IX or elsewhere in this Agreement (the “Final Accounting Statement”) together with reasonable supporting documentation.  Buyer shall within 30 days after receipt of the Final Accounting Statement deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Accounting Statement (the “Dispute Notice”).  The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than 5 business days after such agreement.  During the foregoing periods of time, either Party may, at its own expense, audit the other Party’s books, accounts and records relating to production proceeds, Operating Expenses, Taxes paid that may have been adjusted on account of this transaction and any other item in the Final Accounting Statement.  Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party.  The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

(b)          If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within 5 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to a mutually agreeable accounting firm selected by the Parties (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit.  Within 10 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

Section 10.02       Operation of the Assets After Closing.  It is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating any of the Assets following the Closing, and Buyer assumes full responsibility for operating (or causing the operation of) all Assets following the Closing.  Seller does not warrant or guarantee that Buyer will become the operator under any applicable joint operating agreements.  Without implying any obligation on Seller’s part to continue operating any Assets after the Closing, if Seller or any of its Affiliates continues to operate any Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreements, failure of a successor operator to take over operations or other reasonable cause, such continued operation by such Person shall be for the account of Buyer and at the sole risk, cost and expense of Buyer (including such Person’s overhead) and Buyer releases and indemnifies Seller and its Affiliates from any Liabilities in connection with such operations, except to the extent caused by the gross negligence or willful misconduct of Seller or any of its Affiliates.

Section 10.03       Files/Retained Files.  Buyer shall make the Retained Files available for pickup by Seller within 30 days of Closing, provided that Seller shall have access to the Files or Retained Files for any reasonable purpose as provided in Section 10.05. The Files are stored or maintained by the Company at its Hartville, Ohio, Ravenna or Waynesburg offices which are being conveyed to Buyer at Closing, and Buyer will receive such Files at Closing.

Section 10.04       Further Cooperation.  After the Closing, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer, to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement and/or to otherwise carry out the purpose and intent of this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party and to have all expenditures to be made with respect to the Assets made by the proper Party.

Section 10.05       Document Retention.

(a)          Inspection.  Subject to the provisions of Section 10.05(b), Buyer agrees, and will cause its assigns to agree, that the Files and any Retained Files not delivered to Seller shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of 4 years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period, at its expense and in Buyer’s offices during normal business hours, make such copies thereof or retrieve and obtain or take possession of the Retained Files as it may reasonably request.

(b)          Destruction.  Without limiting the generality of the foregoing, for a period of 4 years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Retained or the Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy.

Section 10.06       Suspense Accounts.  At Closing, by adjustment to the Purchase Price, Seller shall transfer to Buyer all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests in the Properties or Hydrocarbon production from the Properties, including those listed in Schedule 10.06, funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects; provided, however, Seller shall not transfer to Buyer any amounts that are (or will be within 6 months after the Closing Date) required to be escheated to the relevant state pursuant to applicable state law.  Buyer agrees to administer all such accounts and assume all payment obligations relating to such funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment of such amounts to the proper parties and such obligations shall become part of the Assumed Obligations.  Seller shall retain all duties, liabilities and obligations relating to any suspense amounts which are required (or will be required within 6 months after the Closing Date) to be escheated to the relevant state pursuant to applicable state law.

Section 10.07       Imbalances. Seller represents and warrants that there are no Imbalances. Seller shall be entitled to receive any and all benefits and shall bear any and all burdens of such Imbalances and Seller shall indemnify Buyer against any claims with respect thereto, without any deductible amount.

Section 10.08       Tax Obligations.  All Taxes attributable to the Assets with respect to Tax periods ending at or prior to the Effective Time, including any taxes associated with the transfer of the Assets to Buyer, shall be and remain Seller's responsibility, and all deductions, credits and refunds pertaining to such Taxes, no matter when claimed or received, shall belong to Seller.  All Taxes attributable to the Assets with respect to Tax periods beginning at or after, the Effective Time shall be Buyer's responsibility, and all deductions, credits and refunds pertaining to such Taxes, no matter when claimed or received, shall belong to Buyer.  The actual amounts or values associated with the above, if any, shall be accounted for to the extent known in the adjustments to the Purchase Price at Closing and finally reconciled in the Final Accounting Settlement.  Taxes on real and personal property with respect to the Assets which have not been assessed and paid for calendar year 2009 by the Effective Time shall be estimated based on the last available assessment, prorated through the Effective Time and reflected in the adjustments to the Purchase Price at Closing; provided, however, within thirty (30) Days after the actual ad valorem tax liability for the 2009 calendar year is known, Buyer and Seller shall make such payments or credits between themselves as are necessary so that each Party bears only its pro-rata portion of the actual 2009 ad valorem tax liability.

ARTICLE XI
TERMINATION

Section 11.01       Right of Termination.  This Agreement and the transactions contemplated by this Agreement may be completely terminated at any time at or prior to the Closing:

(a)          by mutual consent of the Parties;

(b)          by either Party if the Closing shall not have occurred on or before the date which is 6 months after the execution of this Agreement; provided, however, that neither Party can terminate this Agreement if such Party is in material breach of this Agreement;

(c)          by Seller, at Seller’s option, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller as of the Closing Date;

(d)          by Buyer, at Buyer’s option, if the conditions set forth in Section 8.02 are not satisfied to the satisfaction of Buyer as of the Closing Date; or

(e)          by either Party (i) if the sum of (y) all Final Title Defect Amounts less the Defect Deductible and (z) all Environmental Defect Amounts less the Defect Deductible, exceeds 10% of the Purchase Price, (ii) if the value of Assets destroyed or rendered inoperable as a result of casualty loss exceeds 10% of the Purchase Price, or (iii) if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated.

Section 11.02       Effect of Termination.  In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 11.01, then, except as expressly provided by the terms of this Agreement, this Agreement shall terminate and neither Party shall have any rights or obligations under this Agreement, except that nothing shall relieve any Party from Liability for any willful breach of its covenants or agreements; provided that retention of the Deposit, together with any interest earned thereon, by Seller pursuant to Section 3.02(b) shall be Seller’s sole and exclusive remedy, shall serve as liquidated damages, and such retention of the Deposit shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer, and all other rights, remedies and damages are waived by Seller.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY IN CONNECTION WITH THE TERMINATION OR BREACH OF THIS AGREEMENT.

ARTICLE XII
ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

Section 12.01       Assumption of Obligations and Indemnity.  As of the Closing, but without limiting Buyer’s rights to indemnity under this Agreement, any Environmental Indemnity Agreement or Buyer’s rights under the Transition Agreement, Buyer assumes and agrees to pay, perform and discharge all obligations and Liabilities with respect to the Assets other than the Retained Obligations, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including:

(a)          all obligations, whether arising by Law or by contract, to properly plug and abandon all Wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other personal property, fixtures and related equipment placed on such Properties, and all obligations to cleanup and restore such lands;

(b)          except as otherwise provided in the definition of the Retained Obligations, all Taxes, including ad valorem Taxes, attributable to the Assets or Hydrocarbons produced from the Assets after the Closing;

(c)          all Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law;

(d)         all Liabilities related to the Litigation set forth on Schedule 6.01(f) other than the liability for all periods prior to the Effective Date with respect to the litigation listed in Item 1 of Schedule 6.01(f) styled Frederick v. Range Resources - Appalachia, LLC.

(e)          all obligations applicable to the lessee under any of the Leases; and

(f)           any obligations or Liabilities arising out of Section 10.06

All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to as the “Assumed Obligations.”

Section 12.02       Non-Assumed Liabilities.

Notwithstanding anything to the contrary set forth in Section 12.01, Buyer does not assume liabilities related to the following issues and Seller assumes and agrees to pay, perform and discharge all of the following obligations:

(a)          Personal injury or wrongful death relating to events occurring prior to the Closing Date.

(b)          The litigation listed in item 1 of Schedule 6.01(f); liability for all periods prior to the Effective Time with respect to the litigation styled Frederick v. Range Resources - Appalachia, LLC.

(c)          Mispayment of royalties and revenues (including, without limitation, overriding royalties, net profits interest and revenue distributions to non-operating working interest owners), the mispayment of which occurred prior to the Closing Date.

(d)          The mispayment or non-payment of taxes incurred prior to the Closing Date.

(e)          Mispayment or mishandling of the Suspense Accounts, which mispayment or mishandling occurred prior to Closing Date.

(f)           Offsite waste disposal occurring prior to the Closing Date.

(g)          Any Imbalances.

(h)          The Michigan Brine Spill and the Ohio Notices of Violations as described on Schedule 6.01(l).

All such non-assumed obligations and Liabilities being collectively referred to as the “Non-Assumed Liabilities.”

Section 12.03       Indemnification by Buyer.

(a)          Effective as of Closing, but without limiting Buyer’s rights to indemnity under this Agreement or any Environmental Indemnity Agreement or Buyer’s rights under the Transition Agreement, Buyer agrees to defend, release, indemnify and hold harmless the Seller Indemnitees from and against (i) the Assumed Obligations and (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)          Notwithstanding anything to the contrary, in addition to the indemnities set forth in Section 12.03(a), but without limiting Buyer’s rights to indemnity under this Agreement, any Environmental Indemnity Agreement or the Transition Agreement, effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay on a current basis and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any hazardous substance or other material of any kind in, on or under the Assets or other neighboring property and including any Liability of any Seller Indemnitees with respect to the Assets under Environmental Laws.

Section 12.04       Non-Assumed Liabilities and Indemnification by Seller.

(a)          Retained Obligations.  Notwithstanding anything to the contrary herein contained, Seller shall retain and agrees to pay, perform and discharge all obligations and Liabilities with respect to the Non-Assumed Liabilities and any claims in any way arising out of or related to the Excluded Assets (“Retained Obligations”).

(b)          Indemnification by Seller.  From and after Closing, Seller agrees to defend, release, indemnify and hold harmless the Buyer Indemnitees from and against (i) the Non-Assumed Liabilities and (ii) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 12.05       Negligence and Fault.  THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OR FAULT OF ANY NATURE OF SUCH INDEMNITEE.

Section 12.06       Exclusive Remedy.

(a)          Except for Purchase Price adjustments provided for herein, from and after Closing, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement or relating to the Assets, the purchase of the Assets by Buyer and the sale of the Assets by Seller or otherwise in connection with the transactions contemplated by this Agreement shall be limited to the indemnification provisions set forth in this Agreement and any Environmental Indemnity Agreement, the special warranty of title contained in the Assignment, and Buyer’s rights under the Transition Agreement.  Except for the remedies contained in this Article XII, any Environmental Indemnity Agreement, the special warranty of title contained in the Assignment and the Transition Agreement, effective as of Closing, each Party, on its own behalf and on behalf of its Affiliates, releases and forever discharges the other Party and its Affiliates and all such parties' shareholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action, at Law or in equity, known or unknown, which such Party or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by either Party or any of its Affiliates, excluding, however, any contractual rights (apart from this Agreement) existing as of Closing between (a) Buyer or any of Buyer's Affiliates, on the one hand, and (b) Seller or any of Seller's Affiliates, on the other hand, under contracts between them relating to the Assets (if any).

(b)          Notwithstanding anything to the contrary contained herein, from and after the Closing Seller shall not incur and shall have no obligation or Liability to the Buyer Indemnitees under this Agreement (except for matters relating to fraud or for unpaid taxes applicable to the Assets due with respect to the period prior to Closing) or in connection with the transactions contemplated by this Agreement where (a) the aggregate total of all such Liabilities is less than $5,000,000 or to the extent that such aggregate total exceeds 20% of the Purchase Price or (b) to the extent that a Claim Notice of such Liabilities is provided by Buyer to Seller later than 12 months after the Closing Date; PROVIDED, HOWEVER, that under no circumstances shall Seller’s indemnity obligations or any other obligations of Seller to Buyer ever exceed 100% of the Purchase Price in the aggregate.

Section 12.07       Expenses.  Notwithstanding anything to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to consummate the transactions contemplated by this Agreement.

Section 12.08       Survival.

(a)          The representations and warranties of Seller in (i) Section 6.01(a), (b), (c), (d), (e), (g), and (i) shall survive Closing indefinitely, and (ii) Section 6.01(f), (h), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s) and (t) shall survive the Closing for a period of one year.  Articles X and XII and Sections 2.04, 3.03, 7.01, 7.02, 13.01, 13.02(c), 14.02, 14.03, 14.04, 14.05, 14.06, 14.07, 14.08, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14 shall survive Closing indefinitely.  Subject to the foregoing and as set forth in Section 12.08(b), the remainder of this Agreement shall not survive the Closing.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to (i) such a representation or warranty prior to its expiration date or (ii) such a covenant or agreement within one year after its expiration date.

(b)          The indemnities in Section 12.04(b)(i) shall terminate to the extent that a Claim Notice of such Liabilities is provided by Buyer to Seller later than one year after the Closing Date.  The indemnities in Section 12.04(b)(ii) shall terminate (i) as of the termination date of each respective representation or warranty that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to Seller on or before such termination date and (ii) as of the termination date of each respective covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to Seller on or before one year after such termination date.

Section 12.09      Non-Compensatory Damages.  NONE OF THE BUYER INDEMNITEES NOR SELLER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION.  SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNITEES, AND SELLER, ON BEHALF OF EACH OF SELLER INDEMNITEES, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10       Indemnification Actions.  All claims for indemnification under this Article XII shall be asserted and resolved as follows:

(a)          For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b)          To make claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.10 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)          In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this Article XII.  The Indemnitee is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d)          If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement of the Claim.  If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 12.10.  An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e)          If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 12.10(c), fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)           In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such Damages, or (iii) dispute the claim for such damages.  If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Person will be deemed to dispute the claim for damages.

ARTICLE XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01       Disclaimers of Representations and Warranties.

(a)          EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)          EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)          EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER WAIVES (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (v) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT OR THE ASSIGNMENT, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)          OTHER THAN EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS SALE OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  EXCEPT FOR ANY LIABILTY OF SELLER UNDER ANY ENVIRONMENTAL INDEMNITY AGREEMENT, IF ANY EXECUTED BY BUYER AND SELLER UNDER THIS AGREEMENT, BUYER ACCEPTS THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e)          SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 13.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 13.02       Casualty Loss.

(a)          Except as set forth in Section 13.02(c), Buyer assumes all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing, including for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing, sand infiltration or other mechanical failures of any well), the depreciation of personal property due to ordinary wear and tear or any diminution of value resulting from fluctuation in markets or economies.

(b)          If, after the Effective Time and prior to the Closing, any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation, under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking, proceeding or the threat thereof.

(c)          In the event of any such damage, destruction or taking described in Section 13.02(b), (i) the Purchase Price shall be reduced at the Closing by the total of the cost to repair all such damage or destruction and the value of the Assets taken by condemnation or under the right of eminent domain (in each case, up to the Allocated Value of the affected Asset) less a deductible amount of $100,000.  Notwithstanding anything to the contrary in this Section 13.02, Seller shall not be obligated to carry or maintain, and shall have no obligation or Liability to Buyer for the failure to carry or maintain, any insurance coverage with respect to any of the Assets; provided, however, the foregoing shall not operate to modify Seller’s obligations under Section 7.04 and Seller shall name Buyer as an additional insured under all existing insurance policies covering all of any of the Assets for the period from the Effective Date through the Closing Date.  Seller shall provide Buyer with evidence of being name as an additional insured under such policies at the time of execution of this Agreement.

ARTICLE XIV
MISCELLANEOUS

Section 14.01       1031 Exchange.

(a)          Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (the “1031 Assets”), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) (“QI”) designated by Seller to accomplish this Closing, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”).  If Seller so elects, Seller may assign its rights to the 1031 Assets under this Agreement to the QI.  Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets and (ii) if such assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller.  Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective Liabilities and obligations to each other or expand any such respective Liabilities or obligations under this Agreement.  Neither Party represents to the other that any particular Tax treatment will be given to either Party as a result of such Like-Kind Exchange.  Buyer shall cooperate with Seller in connection with such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.

(b)          Buyer shall have the right to request that Seller assign all or any portion of the Assets to a QI designated by Buyer in order for such QI to effect a Like-Kind Exchange for Buyer with respect to such Assets and other assets.  Such an assignment of the Assets shall not release either Party from any of its respective Liabilities and obligations to each other or expand any such respective Liabilities or obligations under this Agreement.  Neither Party represents to the other that any particular Tax treatment will be given to either Party as a result of such Like-Kind Exchange.  Seller shall cooperate with Buyer in connection with the assignment of such Assets to effect such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.

(c)          Any Party electing to assign to a QI all or a portion of its rights under this Agreement with respect to 1031 Assets shall indemnify and hold harmless all other Parties hereto and their respective partners, employees, officers, directors and affiliates from and against any and all costs, expenses, liabilities, fines, penalties, taxes or other assessments resulting from such transaction.

Section 14.02       Transfer Taxes.  All sales, use or other Taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 14.03       Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, (a) Buyer shall record the Assignment of the Assets and any Additional Assignments of the Assets executed at Closing in all applicable real property records and at the offices of all relevant Governmental Authorities, (b) Buyer shall send notices to vendors supplying goods and services for the Assets of the assignment of such Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) Buyer shall actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator, and (d) Buyer and Seller shall actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities and obligations assumed by Buyer that shall not have been obtained prior to Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Section 14.04       Entire Agreement.  This Agreement, the documents to be executed pursuant to this Agreement and the Exhibits and Schedules attached to this Agreement constitute the entire agreement between the Parties pertaining to the sale and assignment of the Assets from Seller to Buyer and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to such subject matter.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in a writing signed by authorized representatives of both the Parties which expressly references this Agreement or a provision of this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 14.05       Waiver.  No waiver of any of the provisions of this Agreement or rights under this Agreement shall be deemed or shall constitute a waiver of any other provisions or right (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

Section 14.06       Publicity.  Each Party shall provide a copy of any public release concerning this Agreement or the transactions contemplated by this Agreement to the other Party not less than four (4) business hours prior to issuing such public release; provided, however, (i) if a Party desires to issue any such public release prior to the opening of the New York Stock Exchange on any day, then such Party shall only be required to provide a copy of such public release to the other Party no later than 5:00 p.m., Central Time, on the day before the issuance of such public release, and (ii) if applicable Law, Governmental Authority or the New York Stock Exchange requires the prior issuance of any such public release, then such public release can be issued without providing such prior notice to the other Party.

Section 14.07       No Third Party Beneficiaries.  Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.

Section 14.08       Assignment.  Subject to Section 14.01, neither Party may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other Party and any assignment made without such consent shall be void.  Any assignment of this Agreement made as permitted by this Section 14.08 shall not relieve the assigning Party from any Liability or obligation under this Agreement.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 14.09       Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.    EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 14.10       Notices.  Any notice, communication, request, instruction or other document required or permitted shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), facsimile or telecopy to the addresses of Seller and Buyer set forth below.  Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next business day.

Seller:	Range Resources - Appalachia, LLC Attention: Chad Stephens 100 Throckmorton Street, Suite 1200 Fort Worth, Texas 76102 Facsimile Number: (817) 869-9129

Buyer:
EnerVest Energy Institutional Fund XI-A, L.P.,
EnerVest Energy Institutional Fund XI-WI, L.P., CGAS Properties, L.P., and
EnerVest Operating, L.L.C.
Attention: Fabené Welch
1001 Fannin, Suite 800
Houston, Texas  77002
fwelch@enervest.net
Facsimile Number: (713) 982-1500

Either Party may, by written notice so delivered, change its address for notice purposes.

Section 14.11       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated are fulfilled to the extent possible.

Section 14.12       Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.  Any signature delivered by a Party by facsimile transmission or electronically in .pdf format shall be deemed an original signature.

Section 14.13       Amendment.  This Agreement may be amended only by an instrument in writing executed by all Parties in accordance with Section 14.04.

Section 14.14       Schedules and Exhibits.   The inclusion of any matter upon any Schedule or any Exhibit to this Agreement does not constitute an admission or agreement that such matter is material with respect to the representations and warranties of the Parties.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

RANGE RESOURCES - APPALACHIA, LLC

By:	/s/ David P. Poole
David P. Poole
General Counsel

BUYER:

ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P.
ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P.

By:	EnerVest, Ltd., Its General Partner
By:	EnerVest Management GP, L.C., Its General Partner

	By:	/s/ John B. Walker
John B. Walker
President and Chief Executive Officer

CGAS PROPERTIES, L.P.

By:	EVCG GP, LLC, Its General Partner

	By:	/s/ Michael E. Mercer
Michael E. Mercer
Senior Vice President and Chief Financial Officer

EVOC:

ENERVEST OPERATING, L.L.C.

By:	/s/ John B. Walker
John B. Walker
Vice President